Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333- 276216) of MAC Copper Limited and in the related Prospectus of our report dated March 28 2025, with respect to the consolidated ﬁnancial statements of MAC Copper Limited, and the effectiveness of internal control over ﬁnancial reporting of MAC Copper Limited, incorporated by reference in this Annual Report (Form 20-F) for the year ended December 31, 2024.

/s/ Ernst & Young

Sydney, Australia,

March 28, 2025